FILE # C17454-96
                                                                    SEP 13 2004

              Certificate of Amendment to Articles of Incorporation

                         For Nevada Profit Corporations

          (Pursuant to NRS 78.386 and 78.390 - After Issuance of Stock)

1. Name of Corporation

CINTEL CORP.

2. The articles have been amended as follows (provide article numbers, if available):

         ARTICLE IV IS NOW AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

                                   ARTICLE IV

AUTHORIZED CAPITAL STOCK. THE AGGREGATE NUMBER OF SHARES THAT THE CORPORATION SHALL HAVE AUTHORITY TO ISSUE IS THREE HUNDRED MILLION (300,000,000) SHARES OF COMMON STOCK WITH A PAR VALUE OF $0.001 PER SHARE.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 51%

4. Effective date of filing (optional):

5. Officer Signature (required): /s/ Sang Don Kim